HOME EQUITY ASSET TRUST 2006-7

HOME EQUITY ASSET TRUST 2006-7

DERIVED INFORMATION [9/21/06]

[$1,069,750,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$1,080,750,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2006-7

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 9/01/06 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 7

Total Outstanding Loan Balance ($): 2,547,914

Total Expected Collateral Balance - Deal ($): 1,100,000,100 Total Expected Collateral Balance - Selection ($): 2,559,468 Average Loan Current Balance ($): 363,988

  :

Weighted Average Original LTV (%) *: 83.7 Weighted Average Coupon (%): 8.12

Arm Weighted Average Coupon (%): 8.10

Fixed Weighted Average Coupon (%): 8.40

Weighted Average Margin (%): 5.50

Weighted Average FICO (Non-Zero): 711

Weighted Average Age (Months): 3

  :

% First Liens: 100.0

% Second Liens: 0.0

% Arms: 93.1

% Fixed: 6.9

% Interest Only: 14.0

% of Loans with Mortgage Insurance: 0.0

		Total	%		WA
Current Rate (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
6.51 - 7.00	1	479,241	18.8	6.90	78.1	720
7.01 - 7.50	1	482,860	19.0	7.25	80.0	681
7.51 - 8.00	1	356,742	14.0	7.99	90.0	726
8.01 - 8.50	2	345,936	13.6	8.33	80.0	731
8.51 - 9.00	1	532,620	20.9	9.00	82.8	724
9.51 - 10.00	1	350,514	13.8	9.60	95.0	684
Total:	7	2,547,914	100.0	8.12	83.7	711
Max: 9.60
Min: 6.90
Wgt Avg: 8.12

		Total	%		WA
FICO	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
651 - 675	1	175,864	6.9	8.40	80.0	671
676 - 700	2	833,374	32.7	8.24	86.3	682
701 - 725	2	1,011,862	39.7	8.01	80.5	722
726 - 750	1	356,742	14.0	7.99	90.0	726
776 - 800	1	170,072	6.7	8.25	80.0	793
Total:	7	2,547,914	100.0	8.12	83.7	711
Max: 793
Min: 671
Wgt Avg: 711

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
150,001 - 200,000 350,001 - 400,000 450,001 - 500,000 500,001 - 550,000	2 2 2 1	345,936 707,256 962,102 532,620	13.6 27.8 37.8 20.9	8.33 8.79 7.08 9.00	80.0 92.5 79.0 82.8	731 705 700 724
Total:	7	2,547,914	100.0	8.12	83.7	711
Max: 532,620.49 Min: 170,071.77 Avg: 363,987.73

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
75.1 - 80.0 80.1 - 85.0 85.1 - 90.0 90.1 - 95.0	4 1 1 1	1,308,038 532,620 356,742 350,514	51.3 20.9 14.0 13.8	7.41 9.00 7.99 9.60	79.3 82.8 90.0 95.0	709 724 726 684
Total:	7	2,547,914	100.0	8.12	83.7	711
Max: 95.0 Min: 78.1 Wgt Avg: 83.7

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00 1.00 2.00 3.00	1 1 4 1	356,742 350,514 1,664,794 175,864	14.0 13.8 65.3 6.9	7.99 9.60 7.81 8.40	90.0 95.0 80.3 80.0	726 684 717 671
Total:	7	2,547,914	100.0	8.12	83.7	711

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
No Income INo Assets	7	2,547,914	100.0	8.12	83.7	711
Total:	7	2,547,914	100.0	8.12	83.7	711

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary Investor	6 1	2,068,673 479,241	81.2 18.8	8.41 6.90	85.0 78.1	709 720
Total:	7	2,547,914	100.0	8.12	83.7	711

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arizona California Tennessee	4 2 1	1,053,192 1,011,862 482,860	41.3 39.7 19.0	8.64 8.01 7.25	88.4 80.5 80.0	714 722 681
Total:	7	2,547,914	100.0	8.12	83.7	711

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase Refinance - Cashout	4 3	1,409,948 1,137,966	55.3 44.7	8.80 7.28	87.3 79.2	723 696
Total:	7	2,547,914	100.0	8.12	83.7	711

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2/28 Arm 2/28 - Balloon 40/30 Fixed Balloon 40130	5 1 1	1,892,808 479,241 175,864	74.3 18.8 6.9	8.41 6.90 8.40	85.4 78.1 80.0	712 720 671
Total:	7	2,547,914	100.0	8.12	83.7	711

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence 2 Family PUD	5 1 1	1,711,931 479,241 356,742	67.2 18.8 14.0	8.49 6.90 7.99	83.9 78.1 90.0	705 720 726
Total:	7	2,547,914	100.0	8.12	83.7	711

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4.51 - 5.00 5.01 - 5.50 5.51 - 6.00 6.51 - 7.00	3 1 1 1	1,006,055 482,860 350,514 532,620	42.4 20.4 14.8 22.5	7.51 7.25 9.60 9.00	82.6 80.0 95.0 82.8	734 681 684 724
Total:	6	2,372,050	100.0	8.10	83.9	714
Max: 6.75 Min: 4.65 Wgt Avg: 5.50

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
19 - 21	6	2,372,050	100.0	8.10	83.9	714
Total:	6	2,372,050	100.0	8.10	83.9	714
Max: 21 Min: 20 Wgt Avg: 21

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
12.01 - 12.50 13.51 - 14.00 14.51 - 15.00 15.01 - 15.50 16.51 - 17.00	1 2 1 1 1	482,860 1,011,862 356,742 170,072 350,514	20.4 42.7 15.0 7.2 14.8	7.25 8.01 7.99 8.25 9.60	80.0 80.5 90.0 80.0 95.0	681 722 726 793 684
Total:	6	2,372,050	100.0	8.10	83.9	714
Max: 16.60 Min: 12.25 Wgt Avg: 14.25

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01 - 5.50 6.51 - 7.00 7.51 - 8.00 8.01 - 8.50 8.51 - 9.00 9.51 - 10.00	1 1 1 1 1 1	482,860 479,241 356,742 170,072 532,620 350,514	20.4 20.2 15.0 7.2 22.5 14.8	7.25 6.90 7.99 8.25 9.00 9.60	80.0 78.1 90.0 80.0 82.8 95.0	681 720 726 793 724 684
Total:	6	2,372,050	100.0	8.10	83.9	714
Max: 9.60 Min: 5.50 Wgt Avg: 7.75

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
3.00	6	2,372,050	100.0	8.10	83.9	714
Total:	6	2,372,050	100.0	8.10	83.9	714
Wgt Avg: 3.00

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	6	2,372,050	100.0	8.10	83.9	714
Total:	6	2,372,050	100.0	8.10	83.9	714
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0 60	6 1	2,191,172 356,742	86.0 14.0	8.14 7.99	82.6 90.0	708 726
Total:	7	2,547,914	100.0	8.12	83.7	711